Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Boards of Trustees of
The Reserve Fund:

We consent to the reference to our firm under the headings “Financial Highlights” in the prospectus and  “Independent Registered Public Accounting Firm” in the statement of additional information and to the use of our reports dated July 27, 2006 incorporated by reference.

/s/ KPMG LLP
New York, New York

September 28, 2006